Daniel S. Glaser President and Chief Executive Officer Marsh & McLennan Companies, Inc. 1166 Avenue of the Americas New York, New York 10036 212 345 4874 Fax 212 345 6676 dan.glaser@mmc.com www.mmc.com

April 1, 2019

Dominic J. Burke
Hand delivered

Subject:    Terms of Employment

Dear Dominic:

This letter agreement is intended to set forth the terms of your employment by Marsh Services Limited (“Marsh”) as Vice Chairman of Marsh & McLennan Companies. This position currently reports to the President and Chief Executive Officer (the “Chief Executive Officer”) of Marsh & McLennan Companies, Inc. (“Marsh & McLennan Companies,” and together with its subsidiaries and affiliates, the “Company”) and serves as a member of the Marsh & McLennan Companies Executive Committee. The terms of this letter agreement are effective as of July 1, 2019.

1. Duties, Responsibilities and Place of Work

You will devote all of your attention and time during working hours to the affairs and business of Marsh and the Company and use your best efforts to perform such duties and responsibilities as shall be reasonably assigned to you by the Chief Executive Officer and are consistent with your position. In addition, you agree to serve, without additional compensation, as an officer and director for any member of the Affiliated Group. For purposes of this letter agreement, the term “Affiliated Group” means Marsh & McLennan Companies and any corporation, partnership, joint venture, limited liability company, or other entity in which Marsh & McLennan Companies has a 10% or greater direct or indirect interest. Except for those boards or committees set forth on Exhibit A, if any, you may not serve on corporate, civic or charitable boards or committees without the prior written consent of Marsh & McLennan Companies.

You will work such hours as are necessary for the proper performance of your duties under this letter agreement; you acknowledge that your working time is not measured or pre-determined and that you are a managing executive for the purposes of the U.K. Working Time Regulations, 1998.

The Company requires that your principal place of work is a Company office in London, U.K. and you will be expected to conduct the majority of your client and/or customer meetings from the London office. You will be required to travel and work at other places (whether

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Dominic J. Burke

inside or outside the U.K.) for such periods as the Company may from time to time require on either a temporary or an indefinite basis.

For purposes of the U.K. Employment Rights Act 1996, the periods of your employment with Jardine Lloyd Thompson Group plc and its subsidiaries and predecessors will count as part of your continuous employment with the Company, and accordingly the date upon which your period of continuous employment began is June 1, 1980.

2.    Compensation and Benefits

Your compensation and benefits are as set forth below and in Exhibit A.

a.
Annual Base Salary: You will receive an annual base salary of the amount set forth on Exhibit A, payable in installments in accordance with Marsh’s or the Company’s payroll procedures in effect from time to time. Your base salary includes compensation for all time worked, as well as appropriate consideration for sick days, personal days, and other time off in accordance with Marsh and relevant Company policies. Your base salary will be considered for adjustment in succeeding years as part of the Company’s normal senior performance management process.

b.
Vacation: In addition to the U.K. bank and public holidays that are observed in accordance with Company policy, you are entitled to 40 working days of vacation annually, which will be administered in accordance with Company policy, at times that are agreed in advance. You will, if requested, take any accrued vacation during any period of notice to terminate your employment.

c.
Annual Bonus: You are eligible for an annual bonus on the terms set forth on Exhibit A. Bonus awards are discretionary and will be paid in cash. Except as provided in this paragraph and in Section 3(a), to qualify for an annual bonus, you must remain continuously and actively employed by the Company, without having tendered or been given notice of termination, through the date of the bonus payment, in accordance with the terms and conditions of the award. The annual bonus shall be paid no later than March 15 of the year following the year for which such bonus is earned. In the event of your Permanent Disability (as defined below) or death, the Company shall pay you (or your estate in the case of death) a prorated target annual bonus for the year in which your termination occurs based on the portion of the year elapsed as of the date of your termination. Any such bonus amount shall be paid within 30 days of your death. In the event of your Permanent Disability, your prorated annual bonus payment is conditioned upon, and subject to, your execution and delivery to the Company within 30 days of the date of such event a valid confidential waiver and release of claims agreement (including restrictive covenants) in a form satisfactory to the Company (the “Release”) and such Release has become irrevocable as provided therein (the “Release Effective Date”). Payment of any such annual bonus amount shall then be paid within 30 days following the Release Effective Date, but in no event later than March 15 of the year following the year for which such bonus is earned.

As used in this letter agreement, “Permanent Disability” will be deemed to occur when it is determined (by Marsh & McLennan Companies’ disability carrier for the primary long-term disability plan or program applicable to you because of your employment with the Company) that you are unable to engage in any substantial gainful activity by reason of any medically

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determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

d.
Annual Long-Term Incentive Compensation: You are eligible to participate in Marsh & McLennan Companies’ long-term incentive program with a target long-term incentive compensation award as set forth on Exhibit A. Long-term incentive awards are discretionary and are governed by terms and conditions approved by the Compensation Committee of the Marsh & McLennan Companies Board of Directors (“Compensation Committee”) as set forth in the award agreement and in Marsh & McLennan Companies’ 2011 Incentive and Stock Award Plan (or other plan under which the long-term incentive award is granted). In accordance with Company practice, you may be required to enter into a “Restrictive Covenants Agreement” in connection with long-term incentive awards.

e.
Special Restricted Stock Unit Award: On the first calendar day of the month following the closing of the acquisition of Jardine, Lloyd Thompson Group, plc (“JLT”) by the Company (the “Acquisition”), you will be granted an award of restricted stock units (“RSUs") as set forth on Exhibit A in lieu of any JLT Deferred Bonus Scheme award. Your award will be converted from the dollar value of the grant into RSUs based upon the average of the high and low sales prices of a share of Marsh & McLennan Companies common stock on the New York Stock Exchange one trading day prior to the effective date of the grant. One third of the RSUs will vest on each of the first three anniversaries of the grant date, subject to your continued employment, will fully vest in the event the Company terminates your employment without cause and will be subject to terms and conditions approved by the Compensation Committee as set forth in the award agreement and in Marsh & McLennan Companies’ 2011 Incentive and Stock Award Plan (or any successor plan under which the award is granted). You will receive additional information regarding these RSUs, including the terms and conditions of the award, shortly after the award is granted.

f.
Annual Retention Awards. You will be eligible for three annual retention awards (each, an “Annual Retention Award”) as set forth herein and in the amount on Exhibit A. On each of the first three anniversaries of the Acquisition, provided that you remain continuously and actively employed by the Company, with neither the Company nor you having tendered notice of termination of employment, an Annual Retention Award will vest and be paid within 30 days after such anniversary. In the event the Company provides you notice of your termination of employment without cause (as defined in the Senior Executive Severance Plan) prior to the third anniversary of the Acquisition, the Company will pay you the Annual Retention Award that is scheduled to vest on the next anniversary of the Acquisition, conditioned on, and subject to, your execution and delivery to the Company within 30 days following the date of your termination of employment a Release and such Release has become irrevocable as provided therein. Any such Annual Retention Award shall be paid within 30 days following such Release Effective Date, and you will not be eligible for any further Annual Retention Awards. In the event you provide notice of your termination of employment, or your employment terminates for any reason other than a termination of employment by the Company without cause, any unpaid Annual Retention Award will be forfeited and you will not be eligible for any further Annual Retention Awards.

g.
Benefit Programs: You and your eligible family members will have the opportunity to participate in the employee benefit plans, policies and programs provided by Marsh & McLennan Companies, on such terms and conditions as are generally provided to similarly

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Dominic J. Burke

situated employees of Marsh and the Company. These plans may include retirement, savings, medical, life, disability, and other insurance programs as well as an array of work/life effectiveness policies and programs. Provision of such benefits is subject always to relevant plan rules and will not limit the Company’s ability to terminate your employment pursuant to the terms of this letter agreement. Please be aware that nothing in this letter agreement shall limit Marsh & McLennan Companies’ ability to change, modify, cancel or amend any such policies or plans. In addition, you will be entitled to the benefits set forth on Exhibit A and you will be eligible to participate in the Marsh & McLennan Companies Executive Financial Services Program, as in effect from time to time.

3.	Termination of Employment

a.
You have been designated as a “Key Employee” under the Marsh & McLennan Companies, Inc. Senior Executive Severance Pay Plan (the “Senior Executive Severance Plan”). In the event that your employment with the Company terminates for any reason, the Senior Executive Severance Plan in effect at the time of your termination will exclusively govern the terms under which you may be eligible to receive severance and/or other transition benefits from the Company; provided that any payments to which you may be entitled under the Senior Executive Severance Plan will be made within 60 days after the date of your termination of employment (as determined under Section 8(i) below). For the avoidance of doubt, any entitlement to severance payments under Article 5 of the Senior Executive Severance Plan shall be reduced by any amounts you receive pursuant to Sections 3(b) and 3(d) below. If you are entitled to receive severance benefits under Article 5 of the Senior Executive Severance Plan, the Company shall also pay you the earned annual bonus, if any, for the calendar year that preceded your termination to the extent not theretofore paid.

b.
The Company may on its own behalf and on behalf of Marsh terminate your employment at any time by giving you twelve months’ notice in writing, or by making you a payment of base salary in lieu of notice within 60 days after your termination of employment (subject to Section 8(i) below). Your employment may however be terminated for cause (as defined in the Senior Executive Severance Plan) immediately without notice or payment in lieu. You may terminate your employment by giving the Company twelve months’ written notice of termination.

c.
In the event you provide notice to the Company of your termination of employment after the first anniversary of the Acquisition and before the third anniversary of the Acquisition, your termination of employment will be treated as a termination by the Company without cause exclusively for purposes of your outstanding equity-based awards and the Senior Executive Severance Plan (with payments thereunder made in accordance with Section 3(a)). For the avoidance of doubt, this provision shall not apply to the Annual Retention Awards described in Section 2(f).

d.
At any time during any period of notice of termination, you may be suspended on full pay and benefits, and the Company shall be under no obligation to provide you any work or to assign you any duties. You acknowledge and agree that you may during such period of paid suspension be excluded from Company premises, removed from directorships and required to refrain from business contact with clients, officers, agents or employees of the Company.

April 1, 2019
Dominic J. Burke

e.
Upon the termination of your employment for any reason, you shall immediately resign, as of your date of termination, from all positions that you then hold with any member of the Affiliated Group, and return to Marsh all Company property, materials and documents (whether held in hard or soft copy) then in your possession or under your control. You hereby agree to execute any and all documentation to effectuate such resignations upon request by the Company, but you shall be treated for all purposes as having so resigned upon your date of termination, regardless of when or whether you execute any such documentation.

f.
During the term of this letter agreement, and, subject to any other business obligations that you may have, following your date of termination, you agree to assist the Affiliated Group in the investigation and/or defense of any claims or potential claims that may be made or threatened to be made against any member of the Affiliated Group, including any of their officers or directors (a “Proceeding”), and will assist the Affiliated Group in connection with any claims that may be made by any member of the Affiliated Group in any Proceeding. You agree, unless precluded by law, to promptly inform Marsh & McLennan Companies if you are asked to participate in any Proceeding or to assist in any investigation of any member of the Affiliated Group. In addition, you agree to provide such services as are reasonably requested by the Company to assist any successor to you in the transition of duties and responsibilities to such successor. Following the receipt of reasonable documentation, the Company agrees to reimburse you for all of your reasonable out-of-pocket expenses associated with such assistance. Your request for any reimbursement, including reasonable documentation, must be submitted as soon as practicable and otherwise consistent with Company policy. In any event, your request for a taxable reimbursement, including reasonable documentation, must be submitted by the October 31st of the year following the year in which the expense is incurred. The Company will generally reimburse such expenses within 60 days of the date they are submitted, but in no event will they be reimbursed later than the December 31st of the year following the year in which the expense is incurred.

4	Confidentiality/Restrictive Covenants/Intellectual Property

In consideration of and as a condition of your employment as Vice Chairman of Marsh & McLennan Companies under the terms of this letter agreement, among other things, you agree to execute the attached Confidentiality, Non-competition and Non-solicitation Agreement, which will supersede and terminate any and all previous agreements and understandings between you and the Company, whether written or oral, with respect to the subject matter thereof.

5.	Code of Conduct & Other Mandatory Training

As a condition of your employment as Vice Chairman of Marsh & McLennan Companies, you must read, understand and abide by all applicable Marsh & McLennan Companies compliance policies found on the Marsh & McLennan Companies’ compliance website (www.compliance.mmc.com), as updated from time to time, including but not limited to The Marsh & McLennan Companies Code of Conduct, The Greater Good. You must complete any required online compliance training for your position within 30 days after it becomes available to you. In addition, you understand that you must complete any and all additional training that the Company determines is appropriate for your position during the course of your employment.

April 1, 2019
Dominic J. Burke

6.	Stock Ownership Guidelines
In consideration of and as a condition of your employment as Vice Chairman of Marsh & McLennan Companies under the terms of this letter agreement, among other things, you will be required to acquire and maintain a meaningful ownership interest, in the form of shares or stock units, in the Company’s common stock. The ownership levels vary by position and are equal to a multiple of your base salary as set forth under the Company’s stock ownership guidelines. You will receive additional information concerning these stock ownership guidelines separately. The stock ownership guidelines can be found on the Company’s website
(http://www.mmc.com/about/SeniorExecutiveStockOwnershipGuidelines2014.pdf).

7.	Credentialing

The Company supports continuing professional education. If you hold a professional license or certification, you acknowledge that you understand the obligations and the specific code of professional ethics associated with this license or certificate and agree to perform your duties in accordance with these standards. In addition, you acknowledge your responsibility to maintain any job-related licenses or certificates in accordance with the requirements issued by the applicable regulatory body or bodies. The Company agrees to reimburse you for the fees you incur during your employment with the Company in maintaining such licenses or certificates applicable to your position. You must submit your fees within 60 days after the date they are incurred. The Company will generally reimburse such fees within 60 days of the date they are submitted, but in no event will they be reimbursed later than December 31st of the year following the year in which the fee was incurred.

April 1, 2019
Dominic J. Burke

8.	Miscellaneous

a.    Notices. Notices given pursuant to this letter agreement shall be in writing and shall be deemed received when personally delivered, or on the date of written confirmation of receipt by (i) overnight carrier, (ii) telecopy, (iii) registered or certified mail, return receipt requested, postage prepaid, or (iv) such other method of delivery as provides a written confirmation of delivery. Notice to the Company shall be directed to:

Peter J. Beshar
Executive Vice President & General Counsel
Marsh & McLennan Companies, Inc.
1166 Avenue of the Americas
New York, NY 10036

Notices to or with respect to you will be directed to you, or in the event of your death, your executors, personal representatives or distributees, at your home address as set forth in the records of the Company.
b.    Data privacy. You acknowledge that the Company will collect and process personal data relating to you (in accordance with the Company’s data privacy policies and notices) for employment, regulatory and other business purposes and you agree that such data may be shared with the Affiliated Group within and outside the EEA as appropriate.
c.    Assignment of this Agreement. This letter agreement is personal to you and shall not be assignable by you without the prior written consent of Marsh & McLennan Companies. This letter agreement shall inure to the benefit of and be binding upon the Company and its respective successors and assigns. Marsh & McLennan Companies may assign this letter agreement, without your consent, to any member of the Affiliated Group or to any other respective successor (whether directly or indirectly, by agreement, purchase, merger, consolidation, operation of law or otherwise) to all, substantially all or a substantial portion of the business and/or assets of Marsh or the Company, as applicable. If and to the extent that this letter agreement is so assigned, references to “Marsh” or the “Company” throughout this letter agreement shall mean Marsh or the Company as hereinbefore defined and any successor to, or assignee of, its business and/or assets as applicable.

d. Merger of Terms. This letter agreement supersedes all prior discussions and agreements between you and the Company or any member of the Affiliated Group with respect to the subject matters covered herein.

e. Indemnification. The Company shall indemnify you to the extent permitted by its bylaws, as in effect on the date hereof, with respect to the work you have performed for, or at the request of, the Company or any member of the Affiliated Group (as such term is defined in Section 1 above) during the term of this letter agreement.

f. Governing Law; Amendments. This letter agreement shall be governed by and construed in accordance with English law without reference to principles of conflict of laws. This letter agreement may not be amended or modified other than by a written agreement executed by you and an authorized employee of Marsh & McLennan Companies.

April 1, 2019
Dominic J. Burke

g. Choice of Forum. The Company and you each hereby irrevocably and unconditionally agree to submit any dispute as to the terms of effects of this letter agreement to the exclusive jurisdiction of the courts of England and Wales. The Company and you agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

h. Severability; Captions. In the event that any provision of this letter agreement is determined to be invalid or unenforceable, in whole or in part, the remaining provisions of this letter agreement will be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law. The captions in this letter agreement are not part of the provisions of this letter agreement and will have no force or effect.

i. Section 409A. The provisions of this Section 8(i) will only apply if and to the extent required to avoid the imposition of taxes, interest and penalties on you under Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”). Section 409A applies to nonqualified deferred compensation which exists if an individual has a “legally binding right” to compensation that is or may be payable in a later year. In furtherance of the objective of this Section 8(i), to the extent that any regulations or other guidance issued under Section 409A would result in your being subject to payment of taxes, interest or penalties under Section 409A, you and the Company agree to use our best efforts to amend this letter agreement and any other plan, award, arrangement or agreement between you and the Company in order to avoid or limit the imposition of any such taxes, interest or penalties, while maintaining to the maximum extent practicable the original intent of the applicable provisions. This Section 8(i) does not guarantee that you will not be subject to taxes, interest or penalties under Section 409A with respect to compensation or benefits described or referenced in this letter agreement or any other plan, award, arrangement or agreement between you and the Company.

Furthermore, and notwithstanding any contrary provision in this letter agreement or any other plan, award, arrangement or agreement between you and the Company, to the extent necessary to avoid the imposition of taxes, interest and penalties on you under Section 409A, if at the time of the termination of your employment you are a “specified employee” (as defined in Section 409A), you will not be entitled to any payments upon termination of employment until the first day of the seventh month after the termination of employment and any such payments to which you would otherwise be entitled during the first six months following your termination of employment will be accumulated and paid without interest on the first day of the seventh month after the termination of employment. For purposes of this letter agreement and the Senior Executive Severance Plan, you shall be deemed to have had a termination of employment at such time when you have experienced a “separation from service” for purposes of Section 409A (as defined in Treasury Regulations Section 1.409A-1(h)).

Furthermore, and notwithstanding any contrary provision in this letter agreement or in any other plan, award, arrangement or agreement between you and the Company that: (i) provides for the payment of nonqualified deferred compensation that is subject to Section 409A; and (ii) conditions payment or commencement of payment on one or more employment-related actions, such as the execution and effectiveness of a release of claims or a restrictive covenant (each an “Employment-Related Action”) (any such plan, award, arrangement or agreement is a “Relevant Plan”):

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Dominic J. Burke

(1) if the Relevant Plan does not specify a period or provides for a period of more than 90 days for the completion of an Employment-Related Action, then the period for completion of the Employment-Related Action will be the period specified by the Company, which shall be no longer than 90 days following the event otherwise triggering the right to payment; and
(2) if the period for the completion of an Employment-Related Action includes the January 1 next following the event otherwise triggering the right to payment, then the payment shall be made or commence following the completion of the Employment-Related Action, but in no event earlier than that January 1.

j. Withholding Requirements. All amounts paid or provided to you under this letter agreement shall be subject to any applicable deductions for national insurance contributions, income, payroll or other tax withholding requirements.

Please acknowledge your agreement with the terms of this letter agreement by signing and dating this and the enclosed copies of the letter agreement and the Confidentiality, Non-Competition and Non-Solicitation Agreement and returning one copy of each to me.

Sincerely,

/s/ Daniel S. Glaser
Daniel S. Glaser
President and Chief Executive Officer
Marsh & McLennan Companies, Inc.

April 1, 2019
Dominic J. Burke

Accepted and Agreed:

/s/ Dominic J. Burke
(Signature)

7/15/19
(Date)

April 1, 2019
Dominic J. Burke

Exhibit A

Board or Committee Memberships	Newbury Racecourse plc
Annual Base Salary	793,000
Annual Target Bonus Opportunity
Bonus awards are discretionary. Target bonus of £1,189,500 (i.e., 150% of annual base salary) for the 2019 performance year (awarded in 2020).

Actual bonus may range from 0% - 200% of target (i.e., 0% - 300% of annual base salary), based on achievement of individual performance objectives and/or Marsh & McLennan Companies’ performance as Marsh & McLennan Companies may establish from time to time.

Annual Target Long-Term Incentive Opportunity
Long-term incentive awards are discretionary.

Aggregate grant date fair value of $3,000,000 for the 2019 award granted on the first of the month following the Acquisition, reflecting the type and weighting of equity-based awards comprising the annual long-term incentive award granted to senior executives in February 2019, as follows:

•    Stock options with a Black-Scholes value (determined in accordance with the Company’s standard practices) equal to $1,500,000 on the date of grant and with an exercise price equal to the average of the high and low trading prices of the Company’s common stock one trading day prior to the date of grant (“FMV”)

•    Restricted stock units with a grant date fair value of $750,000

•    Performance stock units with a grant date fair value of $750,000

The grant date fair value will be converted into a number of restricted stock units and performance stock units based upon the FMV of the Company’s common stock.

Subsequent annual long-term incentive awards are expected to be granted in February.

April 1, 2019
Dominic J. Burke

Special Restricted Stock Unit Award	Restricted stock units with a grant date fair value of $1,000,000.
Annual Retention Awards	Each annual retention award is £793,000.
Other Benefits
You will be eligible for the following other benefits:
•    an annual car allowance of £15,000, which will be administered in accordance with the Company’s U.K. policy
•    access to a company car and driver on a non-dedicated basis
•    an annual physical in accordance with the Company’s U.K. policy
•    a non-pensionable salary supplement of £30,000 per year, representing 12% of Pensionable Salary (Base Salary capped at £250,000) in accordance with the Company’s U.K. policy for individuals who have reached the U.K.’s Lifetime Allowance for pension savings and in lieu of participation in MMC’s Defined Contribution Scheme
•    a non-pensionable salary supplement of £79,290 per year in recognition of the closure of JLT’s defined benefit pension plan, and you will continue to be eligible for your frozen accrual under the JLT defined benefit pension plan
For the avoidance of doubt, these payments and benefits are not pensionable and are subject to statutory deductions. If the imputed income attributable to these benefits is taxable to you, then the taxes associated with this taxable income will not be reimbursed or paid by the Company.